Exhibit 99.1

News Release

Contact: Larry Vale Keane Investor Relations 617-241-9200 x1290 Margo Nison Keane Public Relations 617-241-9200 x1272

KEANE ANNOUNCES NEW SHARE REPURCHASE PROGRAM

BOSTON, June 14, 2005 — Keane, Inc. (NYSE: KEA) today announced that its Board of Directors has authorized the Company to repurchase 3 million shares of its common stock over the next 12 months.

The authorization replaces the 3 million share repurchase authorization announced by Keane on June 14, 2004.   Keane repurchased approximately 1.24 million shares under the previous program, which has expired.

Share repurchases may be made on the open market or in negotiated transactions.  The Company’s management, based on its evaluation of market and economic conditions and other factors, will determine the timing and amount of shares repurchased. The repurchase program will be funded using the Company’s cash reserves. The Company reported that the repurchased shares will be available for use in connection with the Company’s stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.  Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

About Keane:

In business since 1965, Keane, Inc. (NYSE: KEA) is a premier business and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable and sustainable business benefit.  Keane is a trusted advisor and partner for its clients by solving real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.  Specifically, Keane delivers highly synergistic service offerings, including Application Development & Integration, Application Outsourcing and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of regional offices in the United States, Canada, India and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

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